CONSENT OF INDEPENDENT ACCOUNTANTS


      We consent to the incorporation by reference in the registration statement of International Standards Group, Limited and subsidiaries on Form S-8 of our report dated December 26, 1995, on the consolidated financial statements and the financial statement schedules included in or incorporated by reference in the International Standards Group, Limited and subsidiaries Annual Report on Form 10-KSB at September 30, 1995 and for the fiscal year then ended. We also consent to the reference to our firm under the caption "Experts" contained in the registration statement.


                                          Millward & Co. CPAs

Fort Lauderdale, Florida
June 25, 1996